EXHIBIT 99.3
Company Press Release

STARTEC GLOBAL expands European operations with Gemini cable purchase

BETHESDA, MD--(BUSINESS WIRE) July 6, 1998 STARTEC Global Communications Corporation (NASDAQ:STGC), an international long-distance telecommunications company, announces the purchase of a 45 megabit circuit (DS-3) on the Gemini transatlantic cable between New York City and the United Kingdom. A key component of the Company's business strategy is its planned expansion into international markets. The Gemini cable purchase significantly expands Startec Global's strategy to migrate increased traffic onto its owned network.

In conjunction with the Gemini purchase, Startec Global will also activate an E-1 link between the United Kingdom and Amsterdam and also between the United Kingdom and Paris. These links will now allow Startec Global to offer wholesale services to carriers based in both Amsterdam and Paris.

We are extremely pleased with the progress of our European expansion plans, said Mr. Ram Mukunda, President and Chief Executive Officer of Startec Global. "The purchase of capacity on the Gemini cable is an integral part of our European entry strategy and will allow us to connect with many more wholesale and retail service providers in Europe, thus creating an increased presence in these countries," he added.

"Not only will capacity on the Gemini cable system allow us to begin targeting customers in the United Kingdom and Western Europe, it will also help us pursue our strategy of becoming a dual-sided facilities-based provider," said Mr. Mukunda.

Startec Global currently owns IRUs in the CANUS 1, CANTAT-3, and
COLUMBUS II digital fiber optic undersea cables, and is also a signatory owner in the COLUMBUS III cable.

Startec Global Communications Corporation is a facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination agreements, allowing the Company to terminate traffic worldwide.

Except for the historical information contained herein, this release contains forward-looking statements, which are based on current expectations and may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as, change in market conditions, government regulation, technology, the international telecommunications industry, and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markets; competition; customer concentration and attrition; and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC filings, including the prospectus relating to the Company's initial public offering (SEC File No. 333-32753), Annual Report on Form 10-K for the year ended December 31, 1997, and the Quarterly Report on Form 10-Q for the three months ended March 31, 1998.